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                                                EXHIBIT 10.1


                       SEVERANCE AGREEMENT


          THIS AGREEMENT is entered into as of the 16th day of September, 1994 by and between Joslyn Corporation, an Illinois corporation, and Lawrence G. Wolski (the "Executive").

                       W I T N E S S E T H

          WHEREAS, the Executive currently serves as a key employee of the Company (as defined in Section 1) and his services and knowledge are valuable to the Company in connection with the management of one or more of the Company's principal operating facilities, divisions, departments or subsidiaries; and

          WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its shareholders to secure the Executive's continued services and to ensure the Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

          1. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

          (a) "Board" means the Board of Directors of the Company.

          (b)  "Bonus Plan" means the Executive Management
Incentive Plan of Joslyn Corporation, or any plan of an affiliated company of the Company intended to provide similar benefits, or any of their successor plans.

          (c) "Cause" means (1) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result



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of incapacity due to physical or mental illness) which is
demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by the Executive of a felony involving moral turpitude.

          (d)  "Change in Control" means:

          (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of
Section 13(d)(3) or 14(d)(2) of the Exchange Act (hereinafter defined), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of either
(i) the then outstanding common shares of the Company (the "Outstanding Company Common Shares") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); PROVIDED, HOWEVER, that the following acquisitions shall not constitute a Change in Control:
(A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Section 1
(d) shall be satisfied; and PROVIDED FURTHER that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 25% or more of the Outstanding Company Common Shares or 25% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

          (2)   individuals who, as of the date hereof,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; PROVIDED, HOWEVER, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was


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approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and PROVIDED FURTHER, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

          (3) approval by the shareholders of the Company of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation,
(i) more than 60% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and more than 60% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Shares or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of such corporation or 25% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

          (4) approval by the shareholders of the Company of (i) a plan of complete liquidation or dissolution of the Company or
(ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other


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disposition, (A) more than 60% of the then outstanding shares of common stock thereof and more than 60% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Company Common Shares or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock thereof or 25% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

          (e) "Code" means the Internal Revenue Code of 1986, as amended.

          (f) "Company" means Joslyn Corporation, an Illinois corporation.

          (g) "Date of Termination" means (1) the effective date on which the Executive's employment by the Company terminates as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, delivered pursuant to Section 11 or (2) if the Executive's employment by the Company terminates by reason of death, the date of death of the Executive.

          (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (i) "Good Reason" means, without the Executive's express written consent, the occurrence of any of the following events after a Change in Control:

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          (1)  any of (i) the assignment to the Executive of any
duties inconsistent in any material respect with the Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control, (ii) a change in the Executive's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control or (iii) any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement or any failure to re-elect the Executive to any position with the Company held by the Executive immediately prior to such Change in Control;

          (2) a reduction by the Company in the Executive's rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter or the failure by the Company to increase such rate of base salary each year after such Change in Control by an amount which at least equals the annual percentage increase, if any, in the Consumer Price Index for All Items For All Urban Consumers respecting the metropolitan area closest to the Executive's place of residence as reported by the United States Department of Labor, Bureau of Labor Statistics;

          (3) any requirement of the Company that the Executive have a regular work site located more than 50 miles from the regular work site of the Executive at the time of the Change in Control;

          (4) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which the Executive is participating immediately prior to such Change in Control, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such plan, (ii) provide the Executive and the Executive's dependents welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its


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affiliated companies in effect for the Executive immediately prior to such Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, (iv) provide the Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive immediately prior to such Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, or
(v) reimburse the Executive promptly for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control, or if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; or

          (5) the failure of the Company to obtain the assumption agreement from any successor as contemplated in
Section 10(b).

          For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; PROVIDED, HOWEVER, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.

          (j) "Nonqualifying Termination" means a termination of the Executive's employment (1) by the Company for Cause, (2) by the Executive for any reason other than a Good Reason, (3) as a result of the Executive's death or (4) by the Company due to the Executive's absence from his duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive's incapacity due to physical or mental illness; PROVIDED, HOWEVER, that a termination of the Executive's employment by the Executive for any reason whatsoever during the "Window Period" (hereinafter defined) shall not constitute a Nonqualifying Termination.

          (k) "Parity Plan" means the Parity Compensation Plan of Joslyn Corporation, or any plan of an affiliated company of the Company intended to provide similar benefits, or any of their successor plans.

          (l) "Profit Sharing Plan" means the Employees' Savings and Profit Sharing Plan of Joslyn Corporation, or any plan of an affiliated company of the Company intended to provide similar benefits, or any of their successor plans.


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          (m)  "Termination Period" means the period of time
beginning with a Change in Control and ending on the earliest to occur of (1) the Executive's 70th birthday, (2) the Executive's death, and (3) two years following such Change in Control.

          (n) "Termination Year Bonus" shall have the meaning set forth in Section 3(a)(1).

          (o) "Termination Year Parity Amount" shall have the meaning set forth in Section 3(a)(1).

          (p) "Termination Year Profit Sharing Amount" shall have the meaning set forth in Section 3(a)(1).

          (q) "Window Period" means the 30-day period commencing one year after the date of a Change in Control.

          2. OBLIGATIONS OF THE EXECUTIVE. The Executive agrees that in the event any person or group attempts a Change in Control, he shall not voluntarily leave the employ of the Company without Good Reason (a) until such attempted Change in Control terminates or (b) if a Change in Control shall occur, until 90 days following such Change in Control. For purposes of the foregoing subsection (a), Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

          3.   PAYMENTS UPON TERMINATION OF EMPLOYMENT.

          (a) If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to the Executive (or the Executive's beneficiary or estate), as compensation for services rendered to the Company:

          (1) within 30 days following the Date of Termination, a lump-sum cash amount equal to the sum of:

          (i) the Executive's full annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid,

          (ii) the Executive's Award Payment at 100% of Plan Accomplishment level under the Bonus Plan (one-half maximum potential award), for the full fiscal year in which the Date of Termination occurs, calculated in accordance with the terms of the Bonus Plan as in effect immediately prior to the Change in Control or as in effect on the Date of Termination, whichever results in a greater amount, as if a Change in Control had not occurred, the Executive were employed by the Company at the end of the such fiscal year and all other conditions necessary for the payment by the Company of such bonus were satisfied (the


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"Termination Year Bonus"), multiplied by a fraction, the
numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 or 366, as applicable, reduced by the amount otherwise payable pursuant to the terms of the Bonus Plan for such plan year;

          (iii) the Executive's Parity Compensation payment as determined under the Parity Plan, for the full fiscal year in which the Date of Termination occurs, calculated in accordance with the terms of the Parity Plan as in effect immediately prior to the Change in Control or as in effect on the Date of Termination, whichever results in a greater amount, as if a Change in Control had not occurred, the Executive were employed by the Company at the end of such fiscal year, the Executive had received the Termination Year Bonus and all other conditions necessary for the payment by the Company of such Parity Compensation payment were satisfied (the "Termination Year Parity Amount"), multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 or 366, as applicable, reduced by the amount otherwise payable pursuant to the terms of the Parity Plan for such plan year;

          (iv) the maximum Profit Sharing Contribution for the Executive under the Profit Sharing Plan, for the full fiscal year in which the Date of Termination occurs, calculated in accordance with the terms of the Profit Sharing Plan as in effect immediately prior to the Change in Control or as in effect on the Date of Termination, whichever results in a greater amount, as if a Change in Control had not occurred, the Executive were employed by the Company at the end of such fiscal year, the Executive had received the Termination Year Bonus and all other conditions necessary for the payment by the Company of such Profit Sharing Contribution were satisfied (the "Termination Year Profit Sharing Amount"), multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 or 366, as applicable, reduced by the amount otherwise allocated to the Executive's account under the Profit Sharing Plan pursuant to the terms of the Profit Sharing Plan for such plan year as determined at the Date of Termination; and

          (v) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; plus

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          (2)  within 30 days following the Date of Termination,
unless such payment date is extended pursuant to Section 4, in which case such payment date may not be extended beyond 90 days following the Date of Termination, a lump-sum cash amount in an amount equal to the sum of (i) two and one-half (2.5) times the Executive's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Date of Termination, (ii) two and one-half (2.5) times the Executive's full Termination Year Bonus, (iii) two and one-half (2.5) times the Executive's full Termination Year Parity Amount, and (iv) two and one-half (2.5) times the Executive's full Termination Year Profit Sharing Amount; PROVIDED, HOWEVER, that any amount paid pursuant to this Section 3(a)(2) may be reduced in accordance with the provisions of Section 4; PROVIDED FURTHER, that in the event there are fewer than 30 whole months remaining from the Date of Termination to the date of the Executive's 70th birthday, the amount calculated in accordance with this Section 3(a)(2) shall be reduced by multiplying such amount by a fraction the numerator of which is the number of months, including a partial month (with a partial month being expressed as a fraction the numerator of which is the number of days remaining in such month and the denominator of which is the number of days in such month), so remaining and the denominator of which is 30; and PROVIDED FURTHER, that, except as otherwise provided in this Agreement, any amount paid pursuant to this Section 3(a)(2) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, employment agreement, policy or arrangement of the Company applicable to the Executive, other than amounts to be received by the Executive upon termination of employment of the Executive under the Bonus Plan, the Parity Plan or the Profit Sharing Plan.

          (b) (1) In addition to the payments to be made pursuant to paragraph (a) of this Section 3, if on the Date of Termination the Executive shall not be fully vested in any employer contributions or earnings thereon made on his behalf under the Profit Sharing Plan, the Company shall pay to the Executive within 30 days following the Date of Termination a lump sum cash amount equal to the value of the unvested portion of such employer contributions and earnings; PROVIDED, HOWEVER, that if any payment pursuant to this Section 3(b)(1) may or would result in such payment being deemed a transaction which is subject to Section 16(b) of the Exchange Act, the Company shall make such payment so as to meet the conditions for an exemption from such Section 16(b) as set forth in the rules (and interpretive and no-action letters relating thereto) under
Section 16. The value of any such unvested employer contributions and earnings shall be determined in accordance with the terms of the Profit Sharing Plan.

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          (2)  For a period of two and one-half (2.5) years
commencing on the Date of Termination, the Company shall continue to keep in full force and effect all medical, dental, accident and life insurance plans with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such plans shall have been in effect immediately prior to the Date of Termination. Notwithstanding the foregoing sentence, if any of the medical, dental, accident or life insurance plans then in effect generally with respect to other peer executives of the Company and its affiliated companies would be more favorable to the Executive, such plan coverage shall be substituted for the analogous plan coverage provided to the Executive immediately prior to the Date of Termination, and the Company and the Executive shall share the costs of such plan coverage in the same proportion as such costs were shared immediately prior to the Date of Termination. The obligation of the Company to continue coverage of the Executive and the Executive's dependents under such plans shall cease at such time as the Executive and the Executive's dependents obtain comparable coverage under another plan, including a plan maintained by a new employer. Execution of this Agreement by the Executive shall not be considered a waiver of any rights or entitlements the Executive and the Executive's dependents may have under applicable law to continuation of coverage under the group medical plan maintained by the Company or its affiliated companies.

          (3) If the Executive shall be at least 50 years of age and the sum of the Executive's age and years of service with the Company is at least 75 at (i) the termination of medical coverage provided by Section 3(b)(2) hereof, (ii) the termination of the severance continuation under the Company's Group Medical coverage or (iii) the end of any COBRA continuation of Group Medical coverage, the Company shall provide the Executive with the ability to elect Group Medical coverage for the Executive and the Executive's dependents; PROVIDED, that the maximum continuation period of such coverage shall be until age 65 for the Executive and any covered spouse, and in accordance with the provisions of the Company's Group Medical Plan for covered children. The extended continuation of Group Medical coverage described in the previous sentence shall be subject to the provisions of the Company's Group Medical Plan and a required contribution fee equal to the rate for Early Retiree's under the Company's Retiree Medical Plan for Plan "A" coverage, or for Plan "B" coverage, the Early Retiree Rate less the difference between the Plan "A" and Plan "B" contribution rates for active employees.

          (4) The Company shall reimburse the Executive for 90% of the Executive's expenditures for obtaining outplacement services, provided that the Company shall have no obligation to reimburse the Executive in an amount which exceeds 10% of the Executive's highest annual base salary from the Company and its

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affiliated companies in effect during the 12-month period prior to the Date of Termination.

          (c) If during the Termination Period the employment of the Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Executive within 30 days following the Date of Termination, a lump-sum cash amount equal to the sum of (1) the Executive's full annual base salary from the Company through the Date of Termination, to the extent not theretofore paid and (2) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

          4. EXCESS PARACHUTE PAYMENTS. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (in the aggregate, "Total Payments"), would constitute an "excess parachute payment," then Total Payments shall be reduced to be One Dollar ($1) less than the maximum amount which may be paid or distributed to or for the benefit of the Executive without causing the Executive to be subject to the tax imposed by Section 4999 of the Code (or any successor provision) in respect of Total Payments or which the Company or its affiliated companies may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision) (Total Payments, as so reduced, the "Adjusted Total Payments"). For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code (or any successor provision), and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision).

          (b) Within 60 days following the Date of Termination or notice by the Company to the Executive of its reasonable belief that there is a payment or distribution due to or for the benefit of the Executive which would result in an excess parachute payment, the Executive and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company's independent auditors and acceptable to the Executive in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Executive's Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section 4. As used in this Section 4(b), the term "Base Period Income" means the Executive's "annualized


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includible compensation for the base period" as defined in
Section 280G(d)(1) of the Code (or any successor provision). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit included in Total Payments shall be determined by the Company's independent auditors at the Company's expense in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. Such opinion shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such opinion concludes that any Total Payments constitute an excess parachute payment, the amount payable hereunder or any other payment or distribution determined by such counsel in such opinion to be includible in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within 30 days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion the Total Payments shall be the Adjusted Total Payments. If such legal counsel so requests in connection with the opinion required by this Section 4, the Executive and the Company shall obtain, at the Company's expense, and such legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be paid to or for the benefit of the Executive. If the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed without succession, then this
Section 4 shall be of no further force or effect.

          5. WITHHOLDING TAXES. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

          6. REIMBURSEMENT OF EXPENSES. If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest at a rate equal to the rate of interest published in The Wall Street Journal under the caption "Money Rates" as the prime rate, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive's statement for such fees and expenses through the date of payment thereof; PROVIDED, HOWEVER, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive's claims in such contest or


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dispute, the Executive shall be required to reimburse the
Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 6.

          7. OPERATIVE EVENT. Notwithstanding any provision herein to the contrary, no amounts shall be payable hereunder unless and until there is a Change in Control at a time when the Executive is employed by the Company.

          8. TERMINATION OF AGREEMENT. (a) This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in paragraph (b) of this
Section 8; PROVIDED, HOWEVER, that this Agreement shall terminate in any event upon the first to occur of (i) the Executive's 70th birthday, (ii) the Executive's death and (iii) termination of the Executive's employment with the Company prior to a Change in Control.

          (b) The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with Section 11; PROVIDED, HOWEVER, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and PROVIDED FURTHER, that in no event shall this Agreement be terminated in the event of a Change in Control.

          9. SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and if the Executive's employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; PROVIDED, HOWEVER, that any termination of the Executive's employment following a Change in Control shall be subject to all of the provisions of this Agreement.

          10. SUCCESSORS; BINDING AGREEMENT. (a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section 10, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

          (c) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

          11. NOTICE. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to Lawrence G. Wolski, 221 White Deer Drive, Lemont, Illinois 60439, and if to the Company, to Joslyn Corporation, 30 South Wacker Drive, Chicago, Illinois 60606, attention President with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          (b) A written notice of the Executive's Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than three days after the giving of such notice by the Executive of termination during the Window Period and which date shall not be less than 15 days after the giving of such notice under other circumstances). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          12. FULL SETTLEMENT; RESOLUTION OF DISPUTES. (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

          (b) If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and his dependents or other beneficiaries, as the case may be, under paragraphs (a) and (b) of Section 3, the Company shall pay all amounts, and provide all benefits, to the Executive and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to paragraphs (a) and (b) of Section 3 as though such termination were by the Company without Cause or by the Executive with Good Reason; PROVIDED, HOWEVER, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

          13. EMPLOYMENT WITH SUBSIDIARIES. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

          14. GOVERNING LAW; VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

          15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          16. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

                              JOSLYN CORPORATION


                              By:
                                 ---------------------------
                                 Raymond E. Micheletti
                                 President and Chief Executive
                                 Officer



                              EXECUTIVE


                              ------------------------------
                              Lawrence G. Wolski